Exhibit 99.1

AngioSoma, Inc. Is Pleased to Welcome William Farley to Its Board of Directors

Farley’s experience in discovery and development will play a key role in the growth of AngioSoma.

RICHLAND, WA / ACCESSWIRE / April 15, 2021 / AngioSoma, Inc. (OTC PINK:SOAN) has added William “Bill” Farley to its Board of Directors. Farley’s experience in discovery and development, as well as his leadership roles at major health care organizations will bring additional resources and expertise to the AngioSoma team.

Headquartered in Richland, Washington, AngioSoma, Inc. is a fast-growing company focused on providing medical research, development and treatments for wellness and disease. With a mission to “help people begin their journeys to health,” AngioSoma also brings high quality supplement products and medical devices to the market.

“We are thrilled to be working with Bill Farley,” said James C. Katzaroff, President and CEO, AngioSoma, Inc. “As a company that is fully focused on wellness and the curing of disease, we understand how important it is to arm medical professionals with the tools they need to stop the progression of or eradicate challenging diseases, including Multiple Sclerosis. Bill’s experience working with major pharma companies will be a tremendous addition to our knowledge base.”

Bill Farley has over three decades of experience in discovery and development. He has held leadership positions in multiple organizations, including Sorrento Therapeutics, Wuxi Apptec, Pfizer, and Johnson & Johnson. Farley is a frequent speaker at industry conferences and has been published in a variety of journals. He received his Bachelor of Science degree in Chemistry from the State University of New York, Oswego and completed graduate coursework at Rutgers and UC Irvine.

“I am thrilled to contribute to AngioSoma’s effort to solve this as yet unmet medical need,” said Bill Farley. “By working to solve the medical challenges around Multiple Sclerosis and other diseases, we are changing the quality of life for a significant part of the population. AngioSoma’s work is exciting, life-changing, and something that is much needed.”

About AngioSoma, Inc.

AngioSoma is a wellness company dedicated to bringing innovative, effective and high-quality supplement products and medical devices to the medical, wellness and adult-use markets through our marketing subsidiary, SomaCeuticals™.

Learn more at www.muscles4U.com and https://muscles4u.blogstop.com. Stay up to date on Twitter (@tweetmuscles4u), Instagram and Facebook.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words believes, expects, anticipate or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Brooke Greenwald

Cornerstone Communications, LTD

brooke@cornerstonepr.net

(240) 360-0866